    As filed with the Securities and Exchange Commission on November 3, 1998
                                                        Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ____________

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ____________

                                 ODETICS, INC.
             (Exact name of Registrant as specified in its charter)


           Delaware                                   95-2588496
(State or other jurisdiction of                    (I.R.S. Employer
        incorporation)                          Identification Number)

                          1515 South Manchester Avenue
                           Anaheim, California  92802
                                 (714) 774-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                 ____________

                                 JOEL SLUTZKY
               Chairman of the Board and Chief Executive Officer
                                 Odetics, Inc.
                          1515 South Manchester Avenue
                           Anaheim, California  92802
                                 (714) 774-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ____________

                                  Copies to:
                            Patrick Arrington, Esq.
                            Ellen S. Bancroft, Esq.
                        Brobeck, Phleger & Harrison LLP
                              38 Technology Drive
                           Irvine, California 92618
                                (949) 790-6300
                                 ____________

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        _______________________________
                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                       Amount      Proposed Maximum      Proposed Maximum      Amount of
                 Title of Shares                       to be        Offering Price           Aggregate        Registration
                 to be Registered                    Registered      per Share(1)        Offering Price(1)        Fee
---------------------------------------------------------------------------------------------------------------------------
  Class A Common Stock,                                  55,245         $4.844               $267,606.78          $74.39
  $0.10 par value per share (including
   associated Preferred Stock Purchase Rights)
===========================================================================================================================

(1) Estimate based upon the average of the high and low sales prices of the Registrant's Class A Common Stock on October 28, 1998, as reported by the Nasdaq National Market, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
(Subject to completion, dated November 2, 1998)

********************************************************************************
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
********************************************************************************

                                 55,245 Shares
                                 ODETICS, INC.
                              Class A Common Stock



     Certain of the stockholders of Odetics, Inc. listed in this prospectus may offer and sell 55,245 shares of our Class A Common Stock from time to time under this prospectus, including 55,245 associated Preferred Stock Purchase Rights. The selling stockholders will receive all of the net proceeds from the sale of the shares. The selling stockholders acquired their shares on October 16, 1998 in connection with the merger of our wholly owned subsidiary, MMA Acquisition Corp with and into Meyer, Mohaddes & Associates, Inc.

     Each share of Class A Common Stock and associated Preferred Stock Purchase Right are collectively called "Class A Common Stock" in this prospectus. We have two classes of Common Stock outstanding, the Class A Common Stock and the Class B Common Stock. The rights, preferences and privileges of each class of Common Stock are identical in all respects except for voting rights. The holders of the Class A Common Stock are presently entitled to elect three directors to our Board of Directors and have one-tenth of one vote per share held with respect to all other matters to be addressed by a stockholder vote. The holders of the Class B Common Stock are presently entitled to elect six directors and have one vote per share on all other matters addressed by a stockholder vote.

     The selling stockholders may offer and sell the shares from time to time in transactions through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices.

     Our Class A Common Stock is quoted on the Nasdaq National Market under the symbol "ODETA." On October 30, 1998, the last reported sale price of the Class A Common Stock was $5.625 per share.

                             _____________________


     You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the Class A Common Stock offered by this prospectus.

                             _____________________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                             _____________________



               The date of this prospectus is November __, 1998.

                               TABLE OF CONTENTS

                                                             Page
                                                             ----
     ODETICS...............................................    1
     FORWARD-LOOKING STATEMENTS............................    2
     RISK FACTORS..........................................    3
     USE OF PROCEEDS.......................................    8
     SELLING STOCKHOLDERS..................................    8
     PLAN OF DISTRIBUTION..................................    9
     INDEMNIFICATION.......................................   10
     WHERE YOU CAN FIND MORE INFORMATION...................   10
     LEGAL MATTERS.........................................   11
     EXPERTS...............................................   11


     We have not authorized any person to give you any supplemental information or make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission ("SEC") and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted.

     In this prospectus, "Odetics," the "Registrant," "we," "us," and "our" refer to Odetics, Inc.

                                     ODETICS

     We are a leading supplier of communications equipment and services for the television broadcast, video security, telecommunications and intelligent traffic systems markets. Our products automate television and cable station operations, facilitate broadband communications, record video surveillance, store information gathered in space exploration and reduce traffic congestion.

     Our principal executive offices are located at 1515 South Manchester Avenue, Anaheim, California 92802, and our telephone number is (714) 774-5000.

                            FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management.
Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results may differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties include those noted in "Risk Factors" below and in the documents incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                   RISK FACTORS

     You should carefully consider the risks described below before purchasing shares offered by this prospectus. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our Class A Common Stock could decline and you may lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in, or incorporated by reference into, this prospectus. In evaluating an investment in the shares, you should consider carefully the following risk factors in addition to the other information presented in this prospectus or incorporated by reference into this prospectus.

     Fluctuations in Quarterly and Annual Operating Results. In the past, we have experienced recent losses and wide fluctuations in our quarterly and annual operating results. We may continue to experience losses and fluctuations in our business due to a number of factors, not all of which are in our control. These factors include, without limitation, the following:

         .  the size and timing of significant customer orders;

         .  the introduction of new products by competitors;

         . the availability of components used in the manufacture of our products;

         . our significant investment in research and development for our subsidiaries and divisions;

         . our ability to develop, introduce, market and gain market acceptance of new products (particularly the Roswell, Dexter, Vortex, Digi Scan Pro, Vantage One and Lane Tracker), applications and product enhancements in a timely manner;

         .  our ability to control costs;

         . changes in our pricing policies and the pricing policies by our suppliers and competitors, as well as increased price competition in general;

         . the long lead times associated with government contracts or required by vehicle manufacturers;

         . our success in expanding and implementing our sales and marketing programs;

         .  technological changes in our target markets;

         .  our relatively small level of backlog at any given time;

         .  the mix of sales among our divisions;

         . deferrals of customer orders in anticipation of new products, applications or product enhancements;

         .  the Asian economic crisis and instability;

         . currency fluctuations and our ability to get currency out of certain foreign countries; and

         .  general economic and market conditions.

     In addition, our sales in any quarter typically consist of a relatively small number of large customer orders. As a result, the timing of a small number of orders can impact our quarter to quarter results. The loss of or a substantial reduction in orders from any significant customer could have a material adverse effect on our business, financial condition and results of operations. Our revenue growth in prior periods may not be sustainable and may not be indicative of future operating results. We may not be able to continue to achieve profitability on a quarterly or annual basis in the future. Due to all of the foregoing factors and other risks discussed below, it is possible that in some future period our operating results may be below the expectations of analysts and investors. In that event, the market price of our securities would probably be materially and adversely affected.

     Uncertainty of Incubator Strategy. We have initiated a strategy to nurture our business divisions with the goal of conducting additional initial public offerings. This strategy has and will continue to require us to make significant investments. We may not recognize the benefits of this strategy for a long time, if at all. Our ability to complete an initial public offering of any of our divisions or subsidiaries will depend upon numerous factors. Such factors include, without limitation, the overall performance and results of operations of our division or subsidiary; its potential market, its ability to assemble and retain a broad, qualified management team; and its customer base and product line. General economic and market conditions can also impact a successful offering. We may not be able to complete a successful initial public offering of any of our divisions in the near future, or at all.

     Rapid Technological Change; Effect of New Product Introduction and Uncertain Market Acceptance. Our target markets are in general characterized by the following factors:

      .  rapid technological advances;

      .  downward price pressure in the marketplace as technologies mature;

      .  changes in customer requirements;

      .  frequent new product introductions and enhancements; and

      .  evolving industry standards and changes in the regulatory environment.

     We believe that we must continue to make substantial investments to support ongoing research and development. Our future success will depend in part on our ability to enhance our current products and reduce our product costs. In addition, we will have to continue to develop and introduce new products that incorporate the latest technological advancements in hardware, storage media, operating system software and applications software in response to evolving customer requirements. In particular, we will need to modify certain of our products to accommodate the anticipated deployment of digital television and the corresponding phase-out of analog transmissions. Our business and results of operations could be materially adversely affected if we do not anticipate or respond adequately to technological developments or changing customer requirements. Our business and results of operations could also be materially adversely affected by any significant delays in our new product development or by the failure of any new products to gain market acceptance. We have experienced delays in the past in connection with the introduction of new products, particularly with our Roswell system. We may not be able to introduce any new products or enhancements to our existing products on a timely basis, or at all. We also cannot predict the effect any new introductions will have on sales of our existing products. In addition, our recent shift towards providing more software solutions may create additional challenges for us, particularly in our Broadcast Division. Certain of our new products could contain undetected design faults and software errors or "bugs" when first released by us, despite our testing. We may not discover these faults or errors until after a product has been installed and used by our customers. Although we have not experienced any material adverse effect resulting from any of these faults or errors to date, any faults or errors in our existing products or in our new products may cause delays in product introduction and shipments or require design modifications. Any of these factors could adversely affect our competitive position and results of operations. Our success is also dependent in large part upon achieving broad market acceptance of certain of our new products including our Roswell, Vortex, Digi Scan Pro, Vantage One and Lane Tracker products. These products or enhancements to these products may not achieve broad market acceptance. Market acceptance of our new products depends upon numerous factors, including our ability to resolve technical challenges in a timely and cost-effective manner, the perceived advantages of our new products over traditional products and the marketing capabilities of our independent distributors and strategic partners. In addition, we anticipate that we will outsource the manufacture of Lane Tracker to a single manufacturer. This manufacturer may not be able to produce sufficient quantities of this product in a timely manner or at a reasonable cost, which could materially and adversely affect our ability to launch or gain market acceptance of Lane Tracker.

     Risks Associated with International Sales; Effect of Asian Economical Crisis. International product sales represented approximately 30%, 36% and 34% of our total net sales and contract revenues for the fiscal years ended March 31, 1996, 1997 and 1998, respectively. Our telecommunications products are sold principally to LGIC of Korea. As a result of economic instability in Asia, particularly in Korea, our sales in this region have declined in recent periods. It is possible that these sales could be further impacted by the currency devaluations and restrictions, and related economic problems in this region and abroad in general. We believe that international sales will continue to represent a significant portion of our revenues, and that continued growth and profitability may require further expansion of our international operations. Our international sales are currently denominated primarily in U.S.

dollars. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. Additional risks inherent in international business activities generally include the following:

       . unexpected changes in regulatory requirements, tariffs and other trade barriers;

       .  longer accounts receivable payment cycles;

       .  difficulties in managing and staffing international operations;

       . potentially adverse tax consequences including restrictions on the repatriation of earnings;

       .  the burdens of compliance with a wide variety of foreign laws;

       .  currency fluctuations and political and economical instability.

     We do not engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations. Any of these factors may have a material adverse effect on our future international sales and, consequently, on our business and operating results. Furthermore, as we increase our international sales, our total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

     Management of Growth; Risks Related to Possible Acquisitions. Over the past year, we have significantly expanded our operations. This expansion has included the acquisition of several companies including Intelligent Controls, Inc, IMIS, Meyer Mohaddes & Associates, Inc. We also acquired certain assets of the Transportation Systems business of Rockwell International. We intend to continue to pursue an acquisition strategy. This period of rapid growth and expansion will continue to place a significant strain on our resources. To accommodate this growth, we anticipate that we will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. All of these updates will require substantial management effort. We may not be able to accomplish these efforts successfully. In addition, we may not be able to identify, acquire, profitably manage or successfully integrate any new business without incurring substantial delays or other operational or financial problems. Moreover, our competitors are also soliciting potential acquisition candidates, which could both increase the price of any acquisition targets and decrease the number of attractive companies available for acquisition. Acquisitions may require significant capital infusions and, in general, acquisitions also involve a number of special risks, including the diversion of management's attention, the failure to retain or successfully integrate key acquired personnel, the challenge of operating diverse business divisions, increased costs to improve managerial, operational, financial and administrative systems, legal liabilities and increased interest expense and amortization of acquired intangible assets. Any of these risks could materially adversely affect our business and results of operations.

     Reliance on Government Contracts and Subcontractors; Risks Related to Fixed Price Contracts. Substantially all of the net sales by our subsidiary, Odetics ITS, and a portion of the net sales by our Communications Division for the year ended March 31, 1998 and the three months ended June 30, 1998 were derived from contracts with governmental agencies, either as a general contractor, subcontractor or supplier. Government business is, in general, subject to special risks and challenges. These risks and challenges include long purchase cycles, competitive bidding and qualification requirements, performance bond requirements, delays in funding, budgetary constraints and cut-backs, milestone requirements and liquidated damage provisions for failure to meet contract milestones. In addition, a large number of our government contracts are fixed price contracts, pursuant to which we benefit from cost savings, but we may not be able to recover for any cost overruns. These fixed price contracts require us to estimate the total project cost based on preliminary projections of the project's requirements. The financial viability of any given project depends in large part on our ability to estimate these costs accurately and complete the project on a timely basis. In the event our costs on these projects exceed the fixed contractual amount, we will be required to bear the excess costs. These additional costs could have a material adverse effect on our financial condition and results of operations. Moreover, certain of our government contracts are subject to termination or renegotiation at the convenience of the government, which could result in a large decline in our net sales in any given quarter. Our inability to address any of the foregoing concerns or the loss or renegotiation of any material government contract could have a material adverse effect on our business, financial condition and results of operations.

     Competition. We compete with numerous other companies in our target markets. Many of our competitors have far greater name recognition and financial, technological, marketing and customer service resources. Some of our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion, sale and support of their products than we can. Recent consolidations of end users, distributors and manufacturers in our target markets has further exacerbated this problem. As a result of the foregoing factors, we may not be able to compete effectively in our target markets. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse affect upon our business, operating results and financial condition.

     Dependence on Key Personnel. Our future performance depends to a significant extent on our senior management and other key employees, in particular, our Chief Executive Officer and Chairman of the Board, Joel Slutzky, and our Chief Operating Officer and Chief Financial Officer, Gregory A. Miner. The loss of the services of either of Messrs. Slutzky or Miner, or certain other key employees would have a material adverse effect on our development and marketing efforts. Our future success will also depend in large part upon our ability to attract, retain and motivate highly skilled employees. Competition for employees, particularly development engineers, is intense. We may not be able to continue to attract and retain sufficient numbers of such highly skilled employees. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could have a material adverse effect upon our business, financial condition and results of operations.

     Dependence on Proprietary Technology; Risks of Infringement. Our ability to compete effectively depends in part on our ability to develop and maintain the proprietary aspects of our technology. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. These efforts may not provide meaningful protection for our technology. Our competitors may be able to independently develop products that are substantially equivalent or superior to our products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad. Moreover, litigation has been necessary in the past and may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on terms acceptable to us, or at all. Any of these results could have a material adverse effect on our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses and the diversion of management resources, regardless of whether the claim is valid, could be significant and could have a material adverse effect on our business, financial condition and results of operations.

     Volatility of Stock Price. The trading price of our Common Stock has been subject to wide fluctuations in the past, decreasing from $20 3/8 in October 1997 to $4 1/4 in October 1998. The trading price of our Common Stock could continue to fluctuate in the future in response to quarterly variations in operating results, shortages announced by suppliers, announcements of technological innovations or new products, changes in pending litigation, applications or product enhancements by us or by our competitors, changes in financial estimates by securities analysts and other events or factors. The stock market in general has recently has experienced volatility which has particularly affected the market prices of equity securities of many high technology companies. This volatility has often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

     Concentration of Ownership. As of September 30, 1998, our officers and directors beneficially owned a majority of the total combined voting power of the outstanding shares of Class A Common Stock and Class B

Common Stock. As a result of their stock ownership, our management will be able to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions, regardless of how our other stockholders may vote. This concentration of voting control may have a significant effect in delaying, deferring or preventing a change in our management or change in control and may adversely affect the voting or other rights of other holders of Common Stock.

     Anti-Takeover Effects of Charter Provisions, Bylaws, Stock Structure and Stockholder Rights Plan. We currently have two classes of Common Stock outstanding which are substantially identical other than with respect to voting power. Our Class A Common Stock entitles the holder to 1/10th vote per share and our Class B Common Stock entitles the holder to one vote per share. Our officers, directors and their affiliates currently hold the majority of the Class B Common Stock. In addition, our Board of Directors is elected annually on a split vote basis. The holders of our Class A Common Stock are currently entitled to elect three of the directors and the holders of the our Class B Common Stock are currently entitled to elect the remaining six directors. These provisions could discourage a proxy contest or make it more difficult for a third party acquiring a substantial block of our Common Stock to effect a change in our management and control. These provisions also could limit the price that investors might be willing to pay in the future for shares of our Common Stock. Our Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences, as well as additional shares of Class B Common Stock. This Preferred Stock could adversely affect the voting power or other rights of the holders of Class A Common Stock. Although we do not have any current plans to issue any shares of Preferred Stock or additional shares of Class B Common Stock, our future issuance of Preferred Stock or Class B Common Stock or of rights to purchase Preferred Stock or Class B Common Stock could be used to discourage an unsolicited acquisition proposal. In March 1998, we adopted a stockholder rights plan, pursuant to which we declared a dividend of Preferred Stock Purchase Rights to our stockholders. Each right entitles the holder to purchase one one-thousandth of a share of our junior participating Preferred Stock at an exercise price of $60. While the rights generally are only exercisable if a person or group acquires 15% or more of our stock, the exercise of the rights could cause substantial dilution to a particular acquiror. Although the purpose of the Stockholder Rights Plan is to provide an incentive to potential acquirors to deal directly with our Board of Directors, the existence of the Stockholder Rights Plan could be considered to delay or make a merger, tender offer or proxy contest more difficult.

     Year 2000 Compliance. Many of our currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the hardware and software industry concerning the potential effects associated with such compliance. Although our core products are designed to be Year 2000 compliant, it is difficult to ensure that our products contain all necessary date code changes. We are in the process of updating our existing information systems to become Year 2000 compliant. We have established an internal task force to evaluate our current status and state of readiness for the Year 2000. We believe the most significant impact of the Year 2000 issues will be the readiness of our suppliers, distributors, customers and lenders with whom we must interact. This evaluation is still at an early stage. We do not yet have any contingency plans to address our inability to remedy these issues. Despite our efforts to address the Year 2000 impact, we have not fully identified such impact. As such, we may not be able to update our systems and products or resolve the other Year 2000 issues without disrupting our business or without incurring significant expense. The failure to address these issues on a timely basis or at all could have a material adverse effect on our business, financial condition and results of operations.

                                 USE OF PROCEEDS

     The selling stockholders will receive all of the net proceeds from the sale of the Class A Common Stock offered by this prospectus. Accordingly, we will not receive any proceeds from sales of these shares.

                               SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our Common Stock by each selling stockholder. All information contained in the table below is based upon beneficial ownership as of October 30, 1998:

                                          Shares Beneficially                 Number of                    Shares Beneficially
                                         Owned Before Offering                  Shares                     Owned After Offering
                                       --------------------------               Being                   -------------------------
Selling Stockholder                      Number        Percentage             Offered(1)                Number         Percentage
-------------------                    ---------       ----------          ----------------             --------       ----------
Abbas Mohaddes                           25,577              *                  25,577                      -               *
Michael P. Meyer                         25,577              *                  25,577                      -               *
Gary Hamrick                              2,685              *                   2,685                      -               *
Viggen Davidian                           1,406              *                   1,406                      -               *
                                         ------                                 ------
Total                                    55,245              *                  55,245                      -               *

_______________
(1) This table assumes that all shares owned by the selling stockholders which are offered by this prospectus are being sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders also may offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by prospectus will or will not be offered for sale.
(2) This Registration Statement also covers any additional shares of Class A Common Stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A Common Stock.
(3) Based on 6,437,221 shares of Class A Common Stock outstanding as of October 30, 1998.

     Except as indicated, we are not aware of any material relationship between our company and any selling stockholder within the past three years other than as a result of the ownership of the stockholder's shares. The selling stockholders acquired the shares offered by this prospectus in connection with the Agreement and Plan of Reorganization among us, Odetics ITS, Inc., MMA Acquisition Corp., Meyer, Mohaddes Associates, Inc. and the selling stockholders dated October 16, 1998. Pursuant to this agreement, we agreed to effect a shelf registration (of which this prospectus is a part) of all of the shares in order to permit the selling stockholders to sell these shares from time to time in the public market or in privately-negotiated transactions. We have agreed to prepare and file any amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of: (i) October 15, 1999; (ii) the date on which all of the shares being registered have been sold pursuant to the Registration Statement; or (iii) all of the shares held by each selling stockholder can be sold by the selling stockholder in a three month period pursuant to Rule 144 under the Securities Act. We have also agreed to pay for all expenses of this offering other than fees and expenses of counsel for the selling stockholders and any underwriting discounts and commissions and brokerage commissions and fees.

                               PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders, as well as any of their donees and pledgees who are selling shares received from a named selling stockholder after the date of this prospectus. We will pay all costs, expenses and fees in connection with the registration of the shares offered by this prospectus (other than certain fees and expenses of a selling stockholder's counsel). The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, related to their sale of shares. The selling stockholders may sell their shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through put or call transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. In effecting sales, any other brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The selling stockholders have advised us that they have not entered into any other agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

     The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Once we receive notice from a selling stockholder that they have entered into any other material arrangement with a broker-dealer for the sale of any shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Act. This supplement will disclose (i) the name of each such selling stockholder and of the participating broker-dealer(s),
(ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) any other facts material to the transaction. In addition, we will also file a supplement to this prospectus if we receive notice from a selling stockholder that a donee or pledgee intends to sell more than 500 shares.

     The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered by this prospectus might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Act, provided they meet the criteria and conform to the requirements of Rule 144.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders.

     The shares were originally issued to the selling stockholders in connection with the Merger Agreement involving MMA on October 16, 1998 pursuant to an exemption from the registration requirements of the Securities Act. We have agreed to register the shares under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with their sale of the shares.

                                INDEMNIFICATION

     Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in their capacities as officers and directors, including for liabilities under the Securities Act. Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. Our Bylaws also require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Our Certificate of Incorporation provides that, pursuant to Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     We have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or for us, on account of services as our director or officer, or as a director or officer of any other company or enterprise to which the person provides services at our request.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333- ______). The documents we incorporate by reference are:

  1. Our Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 1998;
  2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
     1998;
  3. Our definitive Proxy Statement filed with the SEC on July 29, 1998 in connection with our 1998 Annual Meeting of Stockholders;
  4. Our Current Report on Form 8-K for an event as of April 29, 1998 (filed May 1, 1998);
  5. The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on October 14, 1987 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such.
  6. The description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed with the Commission on May 1, 1998 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such

     All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to the Secretary, at Odetics, Inc., 1515 South Manchester Avenue, Anaheim, California 92802 or by telephone at (714) 774-5000.

                                  LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Irvine, California.

                                     EXPERTS

     Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

     SEC Registration Fee.....................................  $    72.47
     Nasdaq National Market additional listing fee............    2,000.00
     Printing Expenses........................................    1,500.00
     Legal Fees and Expenses..................................   10,000.00
     Accounting Fees and Expenses.............................    3,000.00
     Miscellaneous............................................    3,427.53
                                                                ----------
         Total................................................  $20,000.00
                                                                ==========

Item 15. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant's Bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and require the Registrant to advance litigation expenses upon receipt by the Registrant of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Registrant's directors and certain of its officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Registrant.

Item 16. Exhibits

Exhibit
Number
-------

 5.1    Opinion of Brobeck, Phleger & Harrison LLP.
23.1    Consent of Independent Auditors.
23.2    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
24.1    Power of Attorney (see page II-4).

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 30th day of October, 1998.

                              ODETICS, INC.

                              By        /s/ JOEL SLUTZKY
                              -------------------------------------------------
                              Joel Slutzky,
                              Chairman of the Board and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Joel Slutzky and Gregory A. Miner, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                                  Title                               Date
            ---------                                  -----                               ----
         /s/ JOEL SLUTZKY               Director and Chief Executive Officer         October 30, 1998
----------------------------------         (Principal Executive Officer)
          Joel Slutzky

      /S/ GREGORY A. MINER               Director, Chief Operating Officer           October 30, 1998
----------------------------------          and Chief Financial Officer
        Gregory A. Miner                   (Principal Financial Officer)

        /S/ KEVIN C. DALY                             Director                       October 30, 1998
----------------------------------
          Kevin C. Daly

     /S/ CRANDALL GUDMUNDSON                          Director                       October 30, 1998
----------------------------------
       Crandall Gudmundson

     /S/ RALPH R. MICKELSON                           Director                       October 30, 1998
----------------------------------
        Ralph R. Mickelson

       /S/ JERRY F. MUENCH                            Director                       October 30, 1998
----------------------------------
         Jerry F. Muench

      /S/ JOHN W. SEAZHOLTZ                           Director                       October 30, 1998
----------------------------------
        John W. Seazholtz

         /S/ LEO WEXLER                               Director                       October 30, 1998
----------------------------------
           Leo Wexler

       /S/ PAUL E. WRIGHT                             Director                       October 30, 1998
----------------------------------
         Paul E. Wright

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    EXHIBITS

                                       TO

                                    FORM S-3

                                     UNDER

                             SECURITIES ACT OF 1933

                                 ODETICS, INC.

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number       Exhibit
-------      -------

 5.1         Opinion of Brobeck, Phleger & Harrison LLP.
23.1         Consent of Independent Auditors.
23.2         Consent of Brobeck, Phleger & Harrison LLP
             (included in Exhibit 5.1).
24.1         Power of Attorney (see page II-4).